EXHIBIT 5


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                          Willkie Farr & Gallagher LLP
                               787 Seventh Avenue
                               New York, NY 10019

May 25, 2007



Loral Space & Communications Inc.
600 Third Avenue
New York, NY  10016

Ladies and Gentlemen:

We have acted as counsel to Loral Space & Communications Inc. (the "Company"), a corporation organized under the laws of the State of Delaware, with respect to the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about May 25, 2007 in connection with the registration under the Securities Act of 1933, as amended (the "Act"), by the Company of an aggregate of 1,582,000 shares of common stock of the Company, par value $0.01 per share (the "Common Stock"), issuable pursuant to the terms of the Company's 2005 Stock Incentive Plan (the "Plan").

As counsel for the Company, we have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, certificates and records as we deemed necessary and appropriate for the purpose of preparing this opinion.

Based on the foregoing, we hereby inform you that, in our opinion, the shares of Common Stock to be originally issued, when issued in accordance with the terms of the Plan, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, Delaware State constitutional provisions and Federal law.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP